Exhibit 99.1

                                                        FOR INFORMATION CONTACT:
                                                    Spencer Sias, (650) 424-5782
                                                         spencer.sias@varian.com

                                                           FOR IMMEDIATE RELEASE

          VARIAN MEDICAL SYSTEMS NAMES TAI-YUN CHEN VICE PRESIDENT AND
                              CORPORATE CONTROLLER

PALO ALTO, Calif. -- August 14, 2006 -- Varian Medical Systems (NYSE: VAR) today announced that its board of directors has appointed Tai-Yun Chen as vice president and corporate controller effective August 26, 2006. Chen, who is currently operations controller for the company, is replacing Cris Raimundo who is retiring from his position of vice president and corporate controller after 27 years of service with the company. Chen will report to Elisha Finney, senior vice president and CFO for the company.

     "Cris Raimundo has been a tremendous asset to Varian," said Tim Guertin, president and CEO of Varian Medical Systems. "His financial expertise as well as his knowledge of our business have made him an important part of our decision making process, whether it involved management of our operations or the formation of strategic growth initiatives."

     "Tai Chen has held key positions in corporate finance and in our Oncology Systems unit, and she has a thorough understanding of our businesses," Finney said. "She has been a valuable contributor to our executive management team for some time, and she is well prepared to step into the role of corporate controller."

     Chen, 54, joined Varian as a senior cost specialist in 1983. She served as an accounting manager for various businesses and the corporation before becoming assistant corporate controller in 2002 and then operations controller earlier this year. Chen graduated from National Chung Chi University in Taiwan in 1974 with a degree in Economics. She subsequently earned her masters degree in Managerial Economics from the University of California at Santa Barbara.

     Note to editors: A high resolution photograph is available. Please contact Meryl Ginsberg, 650-424-6444 or meryl.ginsberg@varian.com.

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Varian Medical Systems, Inc., of Palo Alto, California is the world's leading manufacturer of medical technology for treating cancer with radiotherapy and neurological conditions with radiosurgery. The company is also a premier supplier of X-ray tubes and flat-panel digital subsystems for imaging in medical, scientific, and industrial applications. Varian Medical Systems employs approximately 3,600 people who are located at manufacturing sites in North America and Europe and in its 56 sales and support offices around the world. Additional information is available on the company's web site at http://www.varian.com